Exhibit 99.1

United Fire Group, Inc. reports second quarter 2025 results

Second quarter net income of $0.87 per diluted share
and adjusted operating income of $0.90 per diluted share

Second quarter 2025 highlights compared to second quarter 2024, unless otherwise noted:(1)
•Net income increased $25.7 million to $22.9 million.
•Net investment income increased 20% to $21.7 million.
•Combined ratio improved 9.2 points to 96.4%; composed of an underlying loss ratio of 57.6%, catastrophe loss ratio of 5.5%, favorable prior year reserve development of 1.6%, and underwriting expense ratio of 34.9%.
•Underlying combined ratio improved 1.9 points to 92.5%.
•Net written premium(2) increased 14% to $372.9 million.
•Book value per share increased $2.38 to $33.18 as of June 30, 2025, compared to December 31, 2024.
•Adjusted book value per share increased $1.29 to $34.93 as of June 30, 2025, compared to December 31, 2024.

CEDAR RAPIDS, IOWA, August 5, 2025 — United Fire Group, Inc. (UFG) (Nasdaq: UFCS) today reported financial results for the three-month period ended June 30, 2025, with net income increasing $25.7 million over the prior year to $22.9 million ($0.87 per diluted share) and adjusted operating income increasing $25.5 million over the prior year to $23.7 million ($0.90 per diluted share).

In the second quarter, net written premium grew 14% to $372.9 million led by continued strong production in core commercial lines. Rates increased 7.6% and continued to exceed loss cost trends with retention and new business volume strongly above prior year levels.

The second quarter combined ratio improved 9.2 points to 96.4%. The underlying loss ratio improved 1.3 points to 57.6% reflecting the ongoing benefits of strong earned rate achievement and moderating loss trends from continued underwriting discipline. The catastrophe loss ratio improved 5.7 points to 5.5%, significantly outperforming the company's five- and 10-year historical averages as well as the quarterly plan of 8.9%. Catastrophe management actions have improved modeled expectations relative to historical results and are reflected in the annual catastrophe loss ratio plan of 5.7%.

Prior year reserve development was favorable by 1.6% following our annual review of loss adjustment expenses. The underwriting expense ratio improved 0.6 points to 34.9%. Net investment income increased 20% to $21.7 million with a strong increase in fixed maturity income with positive limited partnership returns that were below prior year.

"UFG delivered its best second quarter profit in more than 10 years while growing net written premium to a record $373 million," said President and CEO Kevin Leidwinger. "The strategic steps we have taken to deepen our underwriting expertise, evolve our capabilities, better align with our distribution partners and improve our investment returns continue to materialize in our results. Our strong second quarter results contributed to achieving 10% return on equity through the first six months of 2025, another significant milestone in the company's transformation. While pleased with our results, our work is not done and we remain committed to executing our strategic business plan to achieve superior financial and operational performance."

(1) Underlying loss ratio, underlying combined ratio and adjusted book value per share are non-GAAP financial measures. See Definitions of non-GAAP information and reconciliations to comparable GAAP measures for additional information.
(2) Net written premium is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain performance measures for additional information.

Consolidated financial highlights:

Consolidated financial highlights(1)
(Unaudited)	Three months ended June 30,		Six months ended June 30,
(In thousands, except ratios and per share data)	2025	2024	2025	2024
Net earned premium	$314,802	$287,569	$623,213	$568,428
Net written premium	372,884	326,119	708,260	647,390

Combined ratio:
Net loss ratio	61.5%	70.1%	61.5%	67.0%
Underwriting expense ratio	34.9%	35.5%	36.4%	35.2%
Combined ratio	96.4%	105.6%	97.9%	102.2%

Additional ratios:
Net loss ratio	61.5%	70.1%	61.5%	67.0%
Catastrophes	5.5%	11.2%	5.3%	7.9%
Reserve development	(1.6)%	—%	(0.8)%	—%
Underlying loss ratio (non-GAAP)	57.6%	58.9%	57.0%	59.1%
Underwriting expense ratio	34.9%	35.5%	36.4%	35.2%
Underlying combined ratio (non-GAAP)	92.5%	94.4%	93.4%	94.3%

Net investment income	$21,673	$18,029	$45,131	$34,371
Net investment gains (losses)	(1,002)	(1,229)	(1,756)	(2,431)
Net income (loss)	22,947	(2,735)	40,647	10,767
Adjusted operating income (loss)	23,739	(1,764)	42,034	12,688

Net income (loss) per diluted share	$0.87	$(0.11)	$1.54	$0.42
Adjusted operating income (loss) per diluted share	0.90	(0.07)	1.60	0.49

Return on equity(2)			10.0%	2.9%

(1) Underlying loss ratio, underlying combined ratio and adjusted operating income (loss) are non-GAAP financial measures. See Definitions of non-GAAP information and reconciliations to comparable GAAP measures for additional information.
(2) Return on equity is calculated by dividing annualized net income by average stockholders’ equity, which is calculated using a simple average of the beginning and ending balances for the period.

Second quarter 2025 results:
(All comparisons vs. second quarter 2024, unless noted otherwise)

Net written premium and net earned premium increased by 14% and 9%, respectively. Core commercial lines net written premium increased 20% supported by increased pricing, improved retention, and higher new business. Overall, average renewal premiums increased 9.4% with rates increasing 7.6% and exposure changes of 1.7%. Excluding the workers compensation line of business, the overall average increase in renewal premiums was 10.3%, with 8.5% from rate increases and 1.6% from exposure changes.

The second quarter combined ratio improved 9.2 points to 96.4% compared to 105.6% in the prior year quarter, driven by the following:
•The underlying loss ratio improved 1.3 points to 57.6%, reflecting overall continued favorable frequency trends and rate achievement.
•Catastrophe losses added 5.5 points to the combined ratio, a decrease of 5.7 points and below both the five-year and 10-year historical averages.
•Prior year reserve development, excluding catastrophe losses, was favorable by 1.6 points driven by lower loss adjustment expenses compared to prior expectations.
•The underwriting expense ratio of 34.9% improved 0.6 points mainly driven by scale benefits of growth.

Net investment income was $21.7 million for the second quarter of 2025, an increase of $3.6 million or 20.2%. Income from the fixed maturity portfolio increased by $5.4 million due to portfolio management actions taken during the year-ended December 31, 2024. This was partially offset by $0.5 million lower income on other long-term investments driven by better returns in the second quarter of 2024 and $0.8 million lower other income driven by lower interest on cash and cash equivalents due to redeployment of cash into fixed maturities.

Investment results
(Unaudited)	Three months ended June 30,		Six months ended June 30,
(In thousands, except average yields)	2025	2024	2025	2024
Investment income:
Interest on fixed maturities	$21,302	$15,947	$42,426	$31,107
Dividends on equity securities	—	—	—	341
Income (loss) on other long-term investments	136	623	1,929	381
Other	3,415	4,188	7,034	8,086
Total investment income	$24,853	$20,758	$51,389	$39,915
Less investment expenses	3,180	2,729	6,258	5,544
Net investment income	$21,673	$18,029	$45,131	$34,371

Average yields on fixed income securities pre-tax(1)	4.32%	3.62%	4.32%	3.43%
(1) Fixed income securities yield excluding net unrealized investment gains/losses and expenses.

Balance sheet

	June 30, 2025	December 31, 2024

(In thousands, except per share data)	(unaudited)
Invested assets	$2,199,897	$2,093,094
Cash	202,149	200,949
Total assets	3,661,130	3,488,469
Losses and loss settlement expenses	1,860,131	1,796,782
Total liabilities	2,815,462	2,706,938
Net unrealized investment gains (losses), after-tax	(44,737)	(72,241)
Total stockholders’ equity	845,668	781,531

Book value per share	$33.18	$30.80
Adjusted book value per share(1)	34.93	33.64
(1) Adjusted book value per share is a non-GAAP financial measure. See Definitions of non-GAAP information and reconciliations to comparable GAAP measures for additional information.

The company’s book value per share was $33.18, an increase of $2.38 per share, or 7.7%, from December 31, 2024. This increase is primarily related to an increase in net income and a decrease in unrealized investment losses on fixed maturity securities, partially offset with shareholder dividends during the six-month period ended June 30, 2025.

Capital management

During the second quarter of 2025, the company declared and paid a $0.16 per share cash dividend to shareholders of record as of June 6, 2025. UFG has paid a quarterly dividend every quarter since March 1968.

Earnings call access information

An earnings call will be held at 9:00 a.m. CT on Wednesday, August 6, 2025, to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the company’s second quarter of 2025 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723 (international 1-412-542-4184). The event will be archived and available for digital replay through August 13, 2025. The replay access information is toll-free 1-877-344-7529 (international 1-412-317-0088); conference ID no. 5978627.

Webcast: An audio webcast of the teleconference can be accessed at the company’s investor relations page at https://ir.ufginsurance.com/events-and-presentations/ or https://event.choruscall.com/mediaframe/webcast.html?webcastid=R1wjMA18. The archived audio webcast will be available for one year.

Transcript: A transcript of the teleconference will be available on the company’s website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance. The company is licensed as a property and casualty insurer in 50 states and the District of Columbia, and is represented by approximately 1,000 independent agencies. AM Best assigns a rating of “A-” (Excellent) for members of the United Fire & Casualty Group. For more information about UFG, visit www.ufginsurance.com.

Contact:

Investor relations
Email: ir@unitedfiregroup.com

Media inquiries
Email: news@unitedfiregroup.com

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “remain(s) optimistic,” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2024 (“2024 Annual Report”), filed with the Securities and Exchange Commission (“SEC”) on February 26, 2025. The risks identified in our 2024 Annual Report and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. In addition, future dividend payments are within the discretion of our Board of Directors and will depend on numerous factors, including our financial condition, our capital requirements and other factors that our Board of Directors considers relevant.

Definitions of non-GAAP information and reconciliations to comparable GAAP measures

The company prepares its financial statements in conformity with generally accepted accounting principles (GAAP) in the United States of America. Management uses certain non-GAAP financial measures to evaluate its operations and profitability. Management also believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income, underlying loss ratio, underlying combined ratio, and adjusted book value per share. The company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net investment gains and losses, after applicable federal and state income taxes from net income (loss). Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest in and report on the insurance industry and the company generally focus on this metric in their analyses.

Net income reconciliation
(Unaudited)	Three months ended June 30,		Six months ended June 30,
(In thousands, except per share data)	2025	2024	2025	2024
Income statement data
Net income (loss)	$22,947	$(2,735)	$40,647	$10,767
Less: after-tax net investment gains (losses)	(792)	(971)	(1,387)	(1,921)
Adjusted operating income (loss)	$23,739	$(1,764)	$42,034	$12,688
Diluted earnings per share data
Net income (loss)	$0.87	$(0.11)	$1.54	$0.42
Less: after-tax net investment gains (losses)	(0.03)	(0.04)	(0.06)	(0.07)
Adjusted operating income (loss)	$0.90	$(0.07)	$1.60	$0.49

Underlying loss ratio and underlying combined ratio: Underlying loss ratio represents the net loss ratio less the impacts of catastrophes and non-catastrophe prior year reserve development. The underlying combined ratio represents the combined ratio less the impacts of catastrophes and non-catastrophe prior year reserve development. The company believes that the underlying loss ratio and underlying combined ratio are meaningful measures to understand the underlying trends in the core business in the current accident year, removing the volatility of prior year impacts and catastrophes. Management believes separate discussions on catastrophe losses and prior year reserve development are important to understanding how the company is managing catastrophe risk and identifying developments in longer-tailed business.

Prior year reserve development is the increase (unfavorable) or decrease (favorable) in incurred loss and loss adjustment expense at the valuation dates for losses which occurred in previous calendar years. This measure excludes development on catastrophe losses.

Catastrophe losses is an operational measure which utilizes the designations of the Insurance Services Office (“ISO”) and is reported with losses and loss adjustment expense amounts net of reinsurance recoverables, unless specified otherwise. In addition to ISO catastrophes, we also include as catastrophes those events, which may include U.S. or international losses, that we believe are, or will be, material to our operations, either in amount or in number of claims made. Catastrophes are not predictable and are unique in terms of timing and financial impact. While management estimates catastrophe losses as incurred, due to the inherently unique nature of catastrophe losses, the impact in a reporting period is inclusive of catastrophes that occurred in the reporting period, as well as development on catastrophes that have occurred in prior periods.

Adjusted book value per share: Adjusted book value per share is calculated by dividing shareholders' equity, excluding net unrealized investment gains and losses, net of tax, by the number of common shares outstanding. Management believes adjusted book value per share is a meaningful measure for evaluating the company's net worth that is primarily attributable to our business operations, because it removes the effect of changing prices on invested assets that can fluctuate from period to period. Book value per share is the most directly comparable GAAP measure.

Book value per share reconciliation
(Unaudited)
(In thousands, except per share data)	June 30, 2025	December 31, 2024
Shareholders' equity	$845,668	$781,531
Less: Net unrealized investment gains (losses), net of tax	(44,737)	(72,241)
Shareholders' equity, excluding net unrealized investment gains (losses), net of tax	$890,405	$853,772

Common shares outstanding (basic)	25,491	25,378
Book value per share	$33.18	$30.80
Adjusted book value per share	34.93	33.64

Certain performance measures

The company uses the following measure to evaluate its financial performance. Management believes a discussion of this measure provides financial statement users with a better understanding of the company’s results of operations. The company has provided the following definition:

Net written premium: Net written premium is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net written premium is the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net written premium is a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net written premium for an insurance company consists of direct premiums written and premiums assumed, less premiums ceded. Net earned premium is calculated on a pro-rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of written premium applicable to the unexpired terms of the insurance policies in force. The difference between net earned premium and net written premium is the change in unearned premium and the change in prepaid reinsurance premiums.

Supplemental tables

Income statement
(Unaudited)	Three months ended June 30,		Six months ended June 30,
(In thousands)	2025	2024	2025	2024
Revenues
Net earned premium	$314,802	$287,569	$623,213	$568,428
Net investment income	21,673	18,029	45,131	34,371
Net investment gains (losses)	(1,002)	(1,229)	(1,756)	(2,431)
Total revenues	$335,473	$301,169	$666,588	$597,168

Benefits, losses and expenses
Losses and loss settlement expenses	$193,732	$201,325	$383,428	$380,971
Amortization of deferred policy acquisition costs	74,413	67,389	151,767	133,079
Other underwriting expenses	35,307	34,613	74,893	67,078
Interest expense	2,484	1,460	4,967	2,319
Other non-underwriting expenses	335	152	477	1,207
Total benefits, losses and expenses	$306,271	$304,939	$615,532	$584,654

Income (loss) before income taxes	$29,202	$(3,770)	$51,056	$12,514
Federal income tax expense (benefit)	6,255	(1,035)	10,409	1,747
Net income (loss)	$22,947	$(2,735)	$40,647	$10,767

Net written premium by line of business
(Unaudited)	Three months ended June 30,		Six months ended June 30,
(In thousands)	2025	2024	2025	2024
Net written premium(1)
Commercial lines:
Other liability(2)	$116,784	$103,974	$216,136	$193,836
Fire and allied lines(3)	74,564	62,721	139,519	133,374
Automobile	86,707	68,366	165,637	143,207
Workers’ compensation	22,206	16,822	41,195	33,902
Surety(4)	15,815	14,246	31,926	29,104
Miscellaneous	456	2,876	3,911	5,006
Total commercial lines	$316,532	$269,005	$598,324	$538,429

Personal lines:
Fire and allied lines(5)	$6,855	$2,706	$8,140	$7,582
Automobile	1	1,084	419	1,084
Miscellaneous	—	1	—	3
Total personal lines	$6,856	$3,791	$8,559	$8,669
Assumed reinsurance(6)	49,496	53,323	101,377	100,292
Total	$372,884	$326,119	$708,260	$647,390
(1) Net written premium is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See certain performance measures for additional information.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Commercial lines “Surety” previously referred to as “Fidelity and surety.”
(5) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.
(6) Assumed reinsurance includes Funds at Lloyd's

Net earned premium, net losses and loss settlement expenses and net loss ratio by line of business
Three months ended June 30,	2025			2024
		Net losses			Net losses
		and loss			and loss
	Net	settlement	Net	Net	settlement	Net
(Unaudited)	earned	expenses	loss	earned	expenses	loss
(In thousands, except ratios)	premium	incurred	ratio	premium	incurred	ratio
Commercial lines
Other liability	$93,118	$73,305	78.7%	$84,926	$70,702	83.3%
Fire and allied lines	66,522	33,043	49.7	63,643	39,402	61.9
Automobile	69,147	40,024	57.9	57,690	44,790	77.6
Workers’ compensation	15,259	8,555	56.1	13,515	8,402	62.2
Surety	15,464	5,575	36.1	13,944	6,632	47.6
Miscellaneous	2,975	2,032	68.3	2,172	946	43.6
Total commercial lines	$262,485	$162,534	61.9%	$235,890	$170,874	72.4%

Personal lines
Fire and allied lines	$3,405	$1,134	33.3%	$2,748	$1,206	43.9%
Automobile	362	232	64.1%	243	106	43.6%
Miscellaneous	1	(8)	NM	3	(15)	NM
Total personal lines	$3,768	$1,358	36.0%	$2,994	$1,297	43.3%
Assumed reinsurance	48,549	29,840	61.5	48,685	29,154	59.9
Total	$314,802	$193,732	61.5%	$287,569	$201,325	70.1%
NM = Not meaningful

Net earned premium, net losses and loss settlement expenses and net loss ratio by line of business
Six months ended June 30,	2025			2024
		Net losses			Net losses
		and loss			and loss
	Net	settlement	Net	Net	settlement	Net
(Unaudited)	earned	expenses	loss	earned	expenses	loss
(In thousands, except ratios)	premiums	incurred	ratio	premiums	incurred	ratio
Commercial lines
Other liability	$182,257	$133,548	73.3%	$165,323	$132,499	80.1%
Fire and allied lines	128,942	65,063	50.5	126,053	75,180	59.6
Automobile	133,502	82,825	62.0	114,199	87,410	76.5
Workers’ compensation	29,416	18,312	62.3	25,942	14,661	56.5
Surety	31,195	9,950	31.9	28,848	10,193	35.3
Miscellaneous	6,395	4,092	64.0	3,739	2,012	53.8
Total commercial lines	$511,707	$313,790	61.3%	$464,104	$321,955	69.4%

Personal lines
Fire and allied lines	$4,665	$1,903	40.8%	$7,643	$4,968	65.0%
Automobile	1,158	740	63.9%	243	110	45.3%
Miscellaneous	2	(41)	NM	6	23	NM
Total personal lines	$5,825	$2,602	44.7%	$7,892	$5,101	64.6%
Assumed reinsurance	105,681	67,036	63.4	96,432	53,915	55.9
Total	$623,213	$383,428	61.5%	$568,428	$380,971	67.0%
NM = Not meaningful